EXHIBIT 10.2
AMENDMENT TO THE AMERICAN GREETINGS
KEY MANAGEMENT ANNUAL INCENTIVE PLAN
     This Declaration of Amendment is made this 14th day of December, 2005, by American Greetings Corporation (the “Corporation”):
WITNESSETH THAT:
     WHEREAS, the Corporation has previously adopted the American Greetings Key Management Annual Incentive Plan for Fiscal Years 2005 and 2006 (collectively, the “Annual Incentive Plan”);
     WHEREAS, certain amendments to the Annual Incentive Plan are required to bring the Annual Incentive Plan into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the regulations and notices promulgated thereunder;
     WHEREAS, the Annual Incentive Plan provides that distributions will typically be paid to Annual Incentive Plan participants within 60 days after the end of the fiscal year, and the Corporation desires to amend the Annual Incentive Plan by requiring the Annual Incentive Plan administrator to make such distributions within two and one-half months following the end of the Corporation’s fiscal year in which the benefit being distributed is earned;
     WHEREAS, the Corporation intends for Annual Incentive Plan distributions to comply with the short-term deferral rules of Code Section 409A;
     WHEREAS, the Annual Incentive Plan permits a distribution to be paid on account of a participant becoming permanently disabled, but the Annual Incentive Plan does not make clear what constitutes a disability, and the Corporation desires to amend the Annual Incentive Plan by clearly defining what may constitute a disability for distribution purposes in a manner consistent with Code Section 409A;
     WHEREAS, the Board of Directors of the Corporation has approved the amendments to the Annual Incentive Plan contemplated hereby.
     NOW, THEREFORE, BE IT RESOLVED, that the Corporation hereby amends the Annual Incentive Plan, to be effective as of January 1, 2005 (the “Effective Date”), to (i) clarify that the Annual Incentive Plan administrator pay Annual Incentive Plan benefits within two and one-half months following the end of the Corporation’s fiscal year in which the benefit is earned; and (ii) clarify the Corporation’s intent to have such distributions fall under the short-term deferral rules of Code Section 409A, to exempt the payment of such Annual Incentive Plan benefits from the requirements of Code Section 409A.
     FURTHER RESOLVED, that the Corporation hereby amends Annual Incentive Plan, to be effective as of the Effective Date, to provide that an employee will be deemed to be

“Disabled” under the Annual Incentive Plan and, therefore, eligible for a distribution of his or her Annual Incentive Plan benefits only in the following circumstances: (A) where an employee is absent from employment with the Corporation due to his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which either can be expected to result in death, or can be expected to last for a continuous period of not less than twelve (12) months; or (B) where an employee is scheduled to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Corporation’s employees on account of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve (12) months.
     IN WITNESS WHEREOF, this Plan amendment has been executed as of this 14th Day of December 2005.

American Greetings Corporation
By:	/s/ Zev Weiss
Name: Zev Weiss
Title: Chief Executive Officer

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